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                                                                 EXHIBIT 99.6(A)

INDEPENDENT AUDITORS' CONSENT


Pacific Mutual Life Insurance Company:

We hereby consent to the use in the Registration Statement of Pacific Select Estate Preserver II on Form S-6 of our report dated February 16, 1996 related to the financial statements of Pacific Select Exec Separate Account of Pacific Mutual Life Insurance Company as of and for the years ended December 31, 1995 and 1994 and our report dated February 23, 1996 related to the financial statements of Pacific Mutual Life Insurance Company as of and for the years ended December 31, 1995 and 1994 appearing in the Prospectus, which is a part of such Registration Statement

We also consent to the references to us under the heading "Independent Accountants" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
January 24, 1997